Exhibit (a)(1)(B)

October 6, 2009

Subject: Employee Stock Option Exchange Offer

Sport Chalet is pleased to offer you the voluntary opportunity to exchange certain outstanding options to purchase shares of our Class A Common Stock for new options.  Any outstanding option to purchase shares of Class A Common Stock with an exercise price equal to or greater than $2.38 per share that was granted under our 1992 Incentive Award Plan or our 2004 Equity Incentive Plan is eligible to be exchanged in this offer.  Options that meet these criteria are referred to as your "eligible options."  The details of this exchange offer are set forth in the Offer to Exchange dated October 6, 2009 (the "Exchange Offer").  Whether or not to participate in the Exchange Offer is completely your decision.  If you choose not to participate, you do not need to take any action and you will simply keep your outstanding eligible stock options with their current terms and conditions.  To take advantage of this exchange offer, you must complete the enclosed Election Form and acknowledge all of its terms and conditions and return it before 5:00 p.m., Pacific Time, on November 6, 2009, unless we extend the period of time the offer is open.

Eligibility
Only eligible employees with eligible stock options can participate in the Exchange Offer.  Eligibility criteria are explained in the enclosed Offer to Exchange.  You are likely an eligible employee with eligible stock options by virtue of receiving this packet of information.

In this Exchange Offer packet
This packet contains important information about the Exchange Offer, including:

•	Offer to Exchange describing the terms and conditions of the Exchange Offer; and
•	Election Form / Notice of Withdrawal / Change of Election Form. This form lists your eligible options.

How to participate
You have three ways to elect to participate or modify a previous election in the Exchange Offer:

1.	E-mail:
You may complete the enclosed Election Form and e-mail it to steng@sportchalet.com.

2.	Registered mail:
You may complete the enclosed Election Form and send it by registered mail to the address noted on the form.

3.	Overnight mail bag:
You may complete the enclosed Election Form and return it with the Company’s overnight mail bag to the address noted on the form.

Submissions by any other means will NOT be accepted.

Deadline
If you intend to tender your eligible options under the Exchange Offer, you must complete and acknowledge your participation by returning the Election Form by e-mail to steng@sportchalet.com, or by registered mail or overnight mail bag, before 5:00 p.m., Pacific Time, on November 6, 2009 (or at a later time and date if we extend the Exchange Offer) (such expiration date, the “expiration date”).

Withdrawal
The tender of your eligible options under this Exchange Offer may be withdrawn at any time before the expiration date.  To withdraw your tendered options, you must complete and acknowledge a Notice of Withdrawal.  Withdrawals may not be rescinded, but you may again submit the Election Form to elect to exchange some or all of your eligible options.

Change of Election
You may change an election you previously made by:

•	First, withdrawing your previous election; and
•	Second, submitting a new Election Form before 5:00 p.m., Pacific Time, on the expiration date.

You should carefully read the enclosed information, and you are encouraged to consult your own outside tax, financial and legal advisors as you deem appropriate before you make any decision whether to participate in the Exchange Offer.  Participation involves risks that are discussed in the “Risk Factors” section of the Offer to Exchange.  No one from Sport Chalet is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Any questions or requests for assistance regarding the Exchange Offer (including requests for additional copies of the Election Form) should be directed to Steve Teng at telephone number (818) 949-5371 or by e-mail at steng@sportchalet.com.

Sincerely,

Craig Levra,
Chairman and CEO